Exhibit 3.2


                            CERTIFICATE OF AMENDMENT
                                       OF
                    AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           UNITED NATURAL FOODS, INC.

      Pursuant to Section 242 of the General Corporation Law of the State of Delaware, United Natural Foods, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

      FIRST: That the Board of Directors of the Corporation, by unanimous written action dated as of November 6, 1998, duly adopted resolutions proposing and declaring advisable the following amendment to the Amended and Restated Certificate of Incorporation of the Corporation:

RESOLVED:   That the Amended and Restated Certificate of Incorporation of the
            Corporation be amended by deleting the first paragraph of Article
            FOURTH in its entirety and inserting the following in lieu thereof:

                  "FOURTH. The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) Fifty Million (50,000,000) shares of Common Stock, $.01 par value per share ("Common Stock"), and (ii) Five Million (5,000,000) shares of Preferred Stock, $.01 par value per share ("Preferred Stock"), which may be issued from time to time in one or more series as set forth in Part B of this Article FOURTH."

      SECOND: That the stockholders of the Corporation, at the 1998 Annual Meeting of Stockholders held on December 18, 1998, duly approved said proposed Certificate of Amendment of Amended and Restated Certificate of Incorporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer on this 18th day of December, 1998.


                        UNITED NATURAL FOODS, INC.


                        By: /s/ Norman A. Cloutier
                            -----------------------
                              Norman A. Cloutier
                              Chief Executive Officer


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